Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 of Cabot Oil & Gas Corporation of our report dated February 26, 2021 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Cabot Oil & Gas Corporation's Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 13, 2021